Exhibit 99.1
NXSTAGE REPORTS FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
Q4 Financial Highlights
•	Revenue: $35.7 million, up 19% from $29.9 million in Q4’07

•	Gross Margin: 20%, up from 2% in Q4’07
LAWRENCE, Mass., March 12, 2009 — NxStage Medical, Inc. (Nasdaq: NXTM), a leading manufacturer of innovative dialysis products, today reported financial results for the three months and twelve months ended December 31, 2008, that included revenue and Adjusted EBITDA results above the top end of its guidance range and gross margins well within expectations.
Net revenue for the fourth quarter of 2008 increased 19 percent to $35.7 million compared with revenue of $29.9 million for the fourth quarter of 2007. For the twelve months ended December 31, 2008, NxStage’s revenue increased 115 percent to $128.8 million compared with revenue of $60.0 million for the full year 2007. On a pro forma basis, after giving effect to the Company’s acquisition of Medisystems Corporation, revenue increased 26 percent year over year.
Through continued execution against initiatives to drive broader market adoption, the Company increased annual revenue in the Home market by 62 percent. Home revenues grew to $48.3 million for the full year 2008 compared with revenues of $29.8 million for the full year 2007. Home revenues increased to $13.5 million in the fourth quarter of 2008, representing a 9 percent sequential improvement when compared with third quarter revenues of $12.4 million.
The Company also increased annual revenue in the Critical Care market by 29 percent. Critical Care revenues grew to $18.6 million for the full year 2008 compared with revenues of $14.4 million for the full year 2007. Revenues in the Critical Care market increased to $5.4 million in the fourth quarter, representing a 24 percent sequential improvement when compared with third quarter revenues of $4.4 million.
As a result of strong end customer demand and distributor inventory growth, revenues in the In-Center market, from the Company’s Medisystems business, increased to $16.7 million in the fourth quarter of 2008 compared with third quarter revenues of $13.7 million.
“Despite the economic backdrop, we made meaningful progress in improving NxStage’s financial performance,” stated Jeffrey H. Burbank, Chief Executive Officer of NxStage Medical, Inc. “While we

still have much work to accomplish to reach our goal of positive adjusted EBITDA, we continue to make solid progress on all of our key metrics.”
Consistent with the Company’s guidance, gross margin improved to 20 percent in the fourth quarter of 2008, compared to 2 percent in the fourth quarter of 2007 and 16 percent in the third quarter of 2008.
NxStage reported a net loss of $9.8 million, or ($0.21) per share for the fourth quarter of 2008 compared with a net loss of $17.4 million or ($0.47) per share for the fourth quarter of 2007 and a net loss of $15.0 million, or ($0.33) per share for the third quarter of 2008.
Cash and cash equivalents as of December 31, 2008 were $26.6 million. The Company believes based on current projections that it has the required resources to fund projected operating requirements for 2009 and beyond, provided it timely amends and restructures certain terms under its GE credit facility.
For the fourth quarter of 2008, the Company had a $6.0 million Adjusted EBITDA loss, adjusted for stock-based compensation, deferred revenue recognized and the impact of a $2.3 million non-cash gain which reflects the change in value of the financial instruments associated with the Company’s $43 million 2008 private placement which included both common stock and warrants, recorded as other income (expense), compared with a loss of $11.7 million in the fourth quarter of 2007 and a loss of $7.3 million in the third quarter of 2008. (See the exhibits for a reconciliation of this non-GAAP measure).
As a result of the Company’s ability to achieve greater than 3,100 end-stage renal disease patients prescribed to receive therapy using the NxStage System One as of December 31, 2008, the exercise price of $5.50 on the warrants issued in connection with the Company’s private placement will not be adjusted. As of January 1, 2009, these warrants will be classified in equity and will no longer be adjusted to fair value going forward.
Guidance:
“Our business is centered on life sustaining treatment for patients with end-stage renal disease. With demand expected to remain strong within each of our businesses, we believe NxStage should be well positioned to withstand the current economic conditions,” continued Burbank. “Still, we are exposed to certain factors outside of our influence including, the length and severity of the current economic conditions and the impact it could have on our critical care customers’ and distributors’ purchasing decisions in 2009. Generally speaking, as we are operating in a more conservative environment we are being conservative and cautious in how we forecast and run our business.”
For the first quarter of 2009, the Company is forecasting revenues to be between $32 million and $34 million, a net loss in the range of $12.5 to $13.5 million or ($0.27) to ($0.29) per share, and an Adjusted EBITDA loss in the range of $6 to $7 million. “As a key measure used by management of our operational performance, we believe Adjusted EBITDA is a good indication of the progress we are making against our goals to significantly reduce cash usage and achieve profitability,” stated Burbank.
For the full fiscal year 2009, the Company is forecasting revenues to be between $135 to $145 million, a net loss in the range of $42 to $47 million or ($0.90) to ($1.01) per share, and for an Adjusted EBITDA loss in the range of $13 to $18 million for the full fiscal year 2009. The Company expects to achieve consolidated gross margins of between 27 percent to 32 percent in the fourth quarter of 2009.

This release contains non-GAAP financial measures, a reconciliation of the Company’s non-GAAP financial measures to their most comparable GAAP financial measure is in the exhibits to this press release.
Conference Call:
NxStage will also host a conference call today, March 12, 2009 at 9:00 a.m. Eastern Time to discuss its fourth quarter and 2008 full year financial results. To listen to the conference call, please dial 800-510-0178 (domestic) or 617-614-3450 (international). The passcode is 90754499. The call will also be webcast LIVE and can be accessed via the investor relations section of the website at www.nxstage.com/ir.cfm.
A replay of the conference call will be available 3 hours after the start of the call through March 26, 2009. To access the replay dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 22219789. An online archive of the conference call can be accessed via the investor relations section of the website at www.nxstage.com/ir.cfm.
About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of ESRD and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward- looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company’s products, anticipated operating results, including revenues, loss, gross margin and Adjusted EBITDA numbers, beliefs as to whether the Company, based on current projections, has the required resources to fund projected operating requirements, anticipated ability to restructure the Company’s GE credit facility, beliefs as to the expected impact of current economic conditions on our business, and other expectations as to future operating results. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including unanticipated difficulties in amending the terms of the Company’s GE credit facility, market acceptance and demand for NxStage’s products, growth in home and/or daily hemodialysis, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and daily hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our major customers, including DaVita Inc., and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the period ended September 30, 2008.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com
Non-GAAP Financial Measures
The Company discloses certain non-GAAP financial measures to supplement the Company’s consolidated financial statements presented on a GAAP basis. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States and may be different from similar non-GAAP financial measures used by other companies. The non-GAAP financial measures disclosed by the Company are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Management uses Adjusted EBITDA (EBITDA adjusted for stock based-compensation, deferred revenue recognized, and the warrants and stock issuance) to understand operational cash usage. The Company believes the non-GAAP financial measures provide useful and supplementary information allowing investors greater transparency to one measure used by management. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. The non-GAAP financial measures are reconciled to the most comparable GAAP financial measure below.

NxStage Medical, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$35,676	$29,934	$128,763	$59,964
Cost of revenues	28,515	29,377	108,387	65,967

Gross profit (deficit)	7,161	557	20,376	(6,003)

Operating expenses:
Selling and marketing	7,028	6,354	27,965	21,589
Research and development	2,416	2,014	8,890	6,335
Distribution	4,065	4,237	14,267	13,111
General and administrative	4,796	5,206	19,239	13,046

Total operating expenses	18,305	17,811	70,361	54,081

Loss from operations	(11,144)	(17,254)	(49,985)	(60,084)

Other income (expense):
Interest income	191	527	489	2,855
Interest expense	(969)	(608)	(3,877)	(1,105)
Change in fair value of financial instruments	2,285	—	2,536	—

	1,507	(81)	(852)	1,750

Net loss before income taxes	(9,637)	(17,335)	(50,837)	(58,334)

Provision for income taxes	126	62	374	62

Net loss	$(9,763)	$(17,397)	$(51,211)	$(58,396)

Net loss per share, basic and diluted	$(0.21)	$(0.47)	$(1.23)	$(1.86)

Weighted-average shares outstanding, basic and diluted	46,492	36,678	41,803	31,426

NxStage Medical, Inc.
Consolidated Balance Sheets
(amounts in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$26,642	$33,245
Short-term investments	—	1,100
Accounts receivable, net	11,886	7,990
Due from affiliate	—	435
Inventory	30,862	29,965
Prepaid expenses and other current assets	2,011	2,455

Total current assets	71,401	75,190

Property and equipment, net	12,254	12,146
Field equipment, net	30,445	30,885
Deferred cost of revenues	23,711	14,850
Intangible assets, net	31,004	33,801
Goodwill	42,698	41,457
Other assets	553	2,057

Total assets	$212,066	$210,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,183	$21,887
Accrued expenses	10,746	9,820
Due to affiliates	—	2,774
Current portion of long-term debt	9,110	54

Total current liabilities	37,039	34,535

Deferred revenue	29,634	19,530
Long-term debt	21,054	25,170
Other long-term liabilities	1,892	1,434

Total liabilities	89,619	80,669

Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding, as of December 31, 2008 and 2007	—	—

Common stock: par value $0.001, 100,000,000 shares authorized; 46,548,585 and 36,771,893 shares issued and outstanding, as of December 31, 2008 and 2007, respectively	47	37
Additional paid-in capital	355,266	311,172
Accumulated deficit	(233,247)	(182,036)
Accumulated other comprehensive income	381	544

Total stockholders’ equity	122,447	129,717

Total liabilities and stockholders’ equity	$212,066	$210,386

NxStage Medical, Inc.
Cash Flows from Operating Activities
(amounts in thousands)
(unaudited)

	Years Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(51,211)	$(58,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,201	9,277
Amortization of inventory step-up	52	1,520
Stock-based compensation	5,842	3,449
Change in fair value of financial instruments	(2,536)	—
Other	1,038	248
Changes in operating assets and liabilities:
Accounts receivable	(4,761)	(3,597)
Inventory	(23,431)	(41,344)
Prepaid expenses and other current assets	747	405
Accounts payable	(4,626)	10,202
Accrued expenses	(3,641)	2,305
Deferred revenue	10,104	16,302

Net cash used in operating activities	$(53,222)	$(59,629)

NxStage Medical Inc.
Revenue by Segment
(amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
System One segment
Home	$13,512	$9,337	$48,319	$29,835
Critical Care	5,447	4,869	18,554	14,401

Total System One segment	18,959	14,206	66,873	44,236
In-Center segment	16,717	15,728	61,890	15,728

Total	$35,676	$29,934	$128,763	$59,964

NxStage Medical Inc.
Non-GAAP Financial Measures
(amounts in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net loss	$9.8	$17.4	$51.2	$58.4
Less: Depreciation amortization, interest, and taxes	(6.0)	(3.8)	(23.0)	(7.6)
Less: Adjusting items*	2.2	(1.9)	1.0	(3.1)

Adjusted EBITDA loss	$6.0	$11.7	$29.2	$47.7

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-recurring expenses

NxStage Medical Inc.
Non-GAAP Financial Guidance
(amounts in millions)

	Three Months Ended		Twelve Months Ended
	March 31, 2009		December 31, 2009
	Low	High	Low	High
	Estimate	Estimate	Estimate	Estimate
Net loss	$12.5	$13.5	$42.0	$47.0
Less: Depreciation amortization, interest, and taxes	(5.9)	(5.9)	(25.2)	(25.2)
Less: Adjusting items*	(0.6)	(0.6)	(3.8)	(3.8)

Adjusted EBITDA loss	$6.0	$7.0	$13.0	$18.0

*	Adjusting items include stock-based compensation, deferred revenue recognized and other non-recurring expenses